Exhibit 3.1

SECOND AMENDED AND RESTATED

CERTIFICATE OF INCORPORATION

OF

OPEN LENDING CORPORATION

ARTICLE I

Name

The name of the corporation is Open Lending Corporation (the “Corporation”).

ARTICLE II

Address; Registered Office and Agent

The address of the Corporation’s registered office in the State of Delaware is 1521 Concord Pike, Suite 201, Wilmington, County of New Castle, Delaware, 19803. The name of the registered agent of the Corporation at such address is United Agent Group Inc. The Corporation may have such other offices, either inside or outside of the State of Delaware, as the Board of Directors (the “Board”) may designate or as the business of the Corporation may from time to time require.

ARTICLE III

Purposes

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

Capital Stock

The total number of shares of all classes of stock that the Corporation shall have authority to issue is 1,000 shares, all of which shall be shares of Common Stock with the par value of $0.01 per share.

ARTICLE V

Board of Directors

5.1 General. The business and affairs of the Corporation shall be managed by, or under the direction of, the Board. Unless and except to the extent that the Second Amended and Restated Bylaws of the Corporation (the “Bylaws”) shall so require, the election of directors need not be by written ballot.

5.2 Adoption, Amendment or Repeal of Bylaws. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board is expressly authorized to adopt, amend and repeal Bylaws, subject to the power of the stockholders of the Corporation to adopt, amend and repeal any Bylaws whether adopted by them or otherwise.

ARTICLE VI

Limitation of Liability

To the fullest extent permitted by law, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. If the DGCL or any other law of the State of Delaware is amended after approval by the stockholders of this ARTICLE VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director of the Corporation shall be eliminated or limited to the fullest extent permitted by the DGCL as so amended.

Any repeal or modification of the foregoing provisions of this ARTICLE VI by the stockholders of the Corporation shall not adversely affect any right or protection of a director of the Corporation existing at the time of, or increase the liability of any director of the Corporation with respect to any acts or omissions of such director occurring prior to, such repeal or modification.

ARTICLE VII

Indemnification

7.1 Each person who was or is made a party or is threatened to be made a party to or is otherwise involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative (the “Proceeding”), by reason of the fact that he or she, or a person for whom he or she is the legal representative, is or was a director or officer of the Corporation or is or was serving at the request of the Corporation as a director, officer or trustee of another corporation or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans, whether the basis of such Proceeding is alleged action or inaction in an official capacity as a director, officer or trustee or in any other capacity while serving as a director, officer or trustee, shall be indemnified and held harmless by the Corporation to the fullest extent authorized by the DGCL, as the same exists as of the date hereof or as may hereafter be amended (but, in the case of any such amendment, only to the extent that such amendment permits the Corporation to provide broader indemnification rights than said law permitted the Corporation to provide both prior to such amendment and as of the date hereof), against all expense, liability and loss (including attorneys’ fees, judgments, fines, retainers, expert witness fees, private investigators, professional advisors, demonstrative evidence, document review, organization, imaging and computerization costs, travel, duplicating, printing, binding and other customary Proceeding-related costs), ERISA excise taxes or penalties and amounts paid or to be paid in settlement) actually and reasonably incurred or suffered by such person in connection therewith and such indemnification shall continue as to a person who has ceased to be a director, officer or trustee and shall inure to the benefit of his or her heirs, executors and administrators; provided, however, that, except as provided in paragraph (7.2) hereof, the Corporation shall indemnify any such person seeking indemnification in connection with a Proceeding (or part thereof) initiated by such person only if such Proceeding (or part thereof) was authorized by the Board. The right to indemnification conferred in this ARTICLE VII shall be a contract right and shall include the right to be paid by the Corporation the expenses incurred in connection with any such Proceeding within thirty (30) days after the receipt by the Corporation of a written statement requesting such advance or advances from time to time; provided, however, that, if the DGCL requires, the payment of such expenses incurred by a director or officer in his or her capacity as a director or officer (and not in any other capacity in which service was or is rendered by such person while a director or officer, including, without limitation service to an employee benefit plan) in advance of the final disposition of a Proceeding shall be made only upon delivery to the Corporation of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified under this ARTICLE VII or otherwise. The Corporation may, by action of the Board, provide indemnification to employees and agents of the Corporation with the same scope and effect as the foregoing indemnification of directors, officers and trustees. Any advances pursuant to this Section 7.1 shall be made without regard to the person entitled to advancement’s (i) ability to repay the expenses, (ii) ultimate entitlement to indemnification, and (iii) entitlement to and availability of insurance coverage, including advancement, payment or reimbursement of defense costs, expenses or covered loss under the provisions of any applicable insurance policy (including , without limitation, whether such advancement, payment or reimbursement is withheld, conditioned or delayed by the insurer(s)).

7.2 If a claim under paragraph (7.1) of this ARTICLE VII is not paid in full by the Corporation within thirty (30) days after written notice thereof has been received by the Corporation, the claimant may at any time thereafter bring suit against the Corporation to recover the unpaid amount of the claim and the Corporation shall indemnify such person to the fullest extent permitted by law against any and all reasonable attorneys’ fees, court costs, transcript costs, fees of experts, travel expenses, duplicating costs, printing and binding costs, telephone charges, postage, delivery service fees, and all other out-of-pocket disbursements or expenses of the types customarily incurred in connection with an action to enforce indemnification or advancement rights, or an appeal from such action, other than fees, salaries, wages or benefits owed to such person (collectively, “Enforcement Expenses”) and, if requested by any person entitled to indemnification hereunder, shall (within thirty (30) days after receipt by the Corporation of a written request therefor) advance, to the extent not prohibited by law, such Enforcement Expenses to such person, which are incurred in connection with any action brought by any person entitled to indemnification hereunder for indemnification or advancement from the Corporation under this Agreement or under any directors’ and officers’ liability insurance policies maintained by the Corporation in the suit for which indemnification or advancement is being sought. If successful in whole or in part, the claimant shall be entitled to be paid also the Enforcement Expenses, to the extent not already paid. It shall be a defense to any such action (other than an action brought to enforce a claim for expenses incurred in connection with any Proceeding in advance of its final disposition where the required undertaking, if any is required, has been tendered to the Corporation) that the claimant has not met the standards of conduct which make it permissible under the DGCL for the Corporation to indemnify the claimant for the amount claimed, but the burden of proving such defense shall be on the Corporation. Neither the failure of the Corporation (including the Board, independent legal counsel, or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he or she has met the applicable standard of conduct under the DGCL, nor an actual determination by the Corporation (including the Board, independent legal counsel, or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that the claimant has not met the applicable standard of conduct.

7.3 The rights to indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition conferred in this ARTICLE VII shall not be (and they shall not be deemed to be) exclusive of any other right which any person may have or hereafter acquire under any statute, provision of this Second Amended and Restated Certificate of Incorporation, the Bylaws, agreement, vote of stockholders or disinterested directors or otherwise.

7.4 The Corporation may purchase and maintain insurance, at its expense, to protect itself and any director, officer, trustee, employee or agent of the Corporation or another corporation, or of a partnership, joint venture, trust or other enterprise against any expense, liability or loss (as such terms are used in this ARTICLE VII), whether or not the Corporation would have the power to indemnify such person against such expense, liability or loss under the DGCL.

7.5 Any repeal or modification of this ARTICLE VII shall not impair or otherwise affect any rights, or obligations then existing with respect to any state of facts then or theretofore existing or any action, suit or proceeding theretofore or thereafter brought based in whole or in part upon any such state of facts.

7.6 The knowledge and/or actions, or failure to act, of any director, manager, partner, officer, employee, agent or trustee of the Corporation, any subsidiary of the Corporation, or any Enterprise shall not be imputed to any person entitled to indemnification hereunder for purposes of determining the right to indemnification hereunder. The termination of any Proceeding or of any claim, issue or matter therein, by judgment, order, settlement or conviction, or upon a plea of guilty, nolo contendere or its equivalent, shall not (except as otherwise expressly provided hereunder) of itself adversely affect the right of any director, officer or trustee to indemnification or create a presumption that such director, officer or trustee did not act in good faith and in a manner which he or she reasonably believed to be in or not opposed to the best interests of the Corporation or, with respect to any criminal Proceeding, that such director, officer or trustee had reasonable cause to believe that his or her conduct was unlawful.

7.7 This ARTICLE VII shall be liberally construed in favor of indemnification and the payment of expenses incurred in connection with a Proceeding in advance of its final disposition and there shall be a rebuttable presumption that a claimant under this ARTICLE VII is entitled to such indemnification and the Corporation shall bear the burden of proving by a preponderance of the evidence that such claimant is not so entitled to indemnification.

7.8 If any provision of this ARTICLE VII shall be deemed invalid or unenforceable, the Corporation shall remain obligated to indemnify and advance expenses subject to all those provisions of this ARTICLE VII which are not invalid or unenforceable.

7.9 To the fullest extent permissible under applicable law, if the indemnification provided for in this Article VII is unavailable for any reason whatsoever, the Corporation, in lieu of indemnifying any person entitled to indemnification hereunder, shall contribute to the amount incurred by such person, whether for judgments, fines, penalties, excise taxes, amounts paid or to be paid in settlement and/or for expenses, in connection with any Proceeding in such proportion as is deemed fair and reasonable in light of all of the circumstances in order to reflect (i) the relative benefits received by the Corporation and any person entitled to indemnification hereunder in connection with the event(s) and/or transaction(s) giving rise to such Proceeding; and/or (ii) the relative fault of the Corporation (and its directors, officers, employees and agents) and any person entitled to indemnification hereunder in connection with such event(s) and/or transactions.

ARTICLE VIII

Certificate Amendments

The Corporation reserves the right at any time, and from time to time, to amend or repeal any provision contained in this Second Amended and Restated Certificate of Incorporation, and add other provisions authorized by the laws of the State of Delaware at the time in force, in the manner now or hereafter prescribed by applicable law; and all rights, preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Second Amended and Restated Certificate of Incorporation are granted subject to the rights reserved in this ARTICLE VIII.

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